#433 Putnam Capital Appreciation Fund
5/31/04 annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short-term trading activity. During the funds fiscal period, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $32,560.


74U1 (000s omitted)

Class A		 25,145
Class B		 22,101
Class C		    221

74U2 (000s omitted)

Class M		  1,206

74V1

Class A		$16.55
Class B		 15.76
Class C		 16.09

74V2


Class M		$15.98
Class R		 16.54